EXHIBIT 99.1

SIRNA THERAPEUTICS REPORTS 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS


BOULDER, Colo., Feb. 18 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported a net loss applicable to common stock of $8.9 million, or $0.23 per share, for the quarter ended December 31, 2004 compared to $6.1 million, or $0.19 per share, for the same period in 2003. Net loss applicable to common stock for the year ended December 31, 2004 was $28.9 million, or $0.81 per share, compared to $30.4 million, or $1.31 per share, for the same period last year.

Research and development expenses were $5.9 million and $21.8 million for the three and twelve-month periods ended December 31, 2004, respectively, compared to $5.1 million and $23.5 million for the same periods in 2003.

In December 2004, the Company announced the first program to apply RNA interference (RNAi) technology to dermatology, with an initial focus on hair removal. Sirna, in the formation of its dermatology division, acquired Skinetics Biosciences, Inc., for $1.9 million, of which $1.5 million was in Sirna Common Stock and the granting of future milestone payments and royalties. The acquisition cost of Skinetics Biosciences is reflected as a separate line item, "write-off of acquired in-process research and development" in the Company's statement of operations for the period ended December 31, 2004.

In December 2004, the Company announced that it raised $6.8 million from some of its largest stockholders, Sprout Group, Venrock Associates, Oxford Bioscience Partners and Granite Global Ventures, through the restructuring and exercise of
2.7 million warrants. In the completed warrant restructuring and exercise, the parties in the aggregate exercised 2.7 million warrants and received 2.7 million common stock shares representing an approximate 7% increase in issued and outstanding shares of the Company.

The Company's cash, cash equivalents and securities available-for-sale were $36.1 million as of December 31, 2004.

"Sirna is making excellent progress in transitioning its platform RNA interference (RNAi) technology from the lab into clinical development. In November, Sirna initiated, ahead of schedule, its Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA to treat age-related macular degeneration (AMD). Additionally, Sirna's product development pipeline is replete with therapeutic targets that offer significant market opportunity," stated Howard W. Robin, Chief Executive Officer of the Company. "We believe short interfering RNAs (siRNAs) will become a ubiquitous class of therapeutics and that Sirna will continue in its leadership role in the discovery of novel RNAi technologies and development of important and therapeutically relevant siRNA products."

    2004 HIGHLIGHTS

     * Initiated first clinical trial of a chemical modified siRNA, Sirna-027, for the treatment of age-related macular degeneration (AMD).


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     *  Discovered multifunctional siRNAs capable of inhibiting multiple gene targets simultaneously.

     * Demonstrated unprecedented systemic delivery of an siRNA to the liver, specifically directed toward the treatment of chronic hepatitis and diabetes.

     * Completed in vivo proof-of-concept research on direct delivery of an siRNA to the brain for the treatment of Huntington's disease through the efforts of Dr. Beverly Davidson, University of Iowa. Sirna entered into an exclusive license agreement with the University of Iowa with respect to Dr. Davidson's research.

     * Completed in vivo proof-of-concept research on delivery of an siRNA to the lung for the treatment of asthma through the efforts of Dr. Erwin Gelfand, National Jewish Medical and Research Center.

     * Formed Dermatology Division to focus on the topical delivery of siRNAs, the first indication of which will be directed towards permanent hair removal. Sirna Dermatology is based upon the research of Dr. Angela Christiano, which was acquired through Skinetics Biosciences, Inc., and an exclusive license from Columbia University. Sirna has also assembled a world renowned Scientific Advisory Board in the field of dermatology.

     * Expanded patent portfolio on RNAi technology through continued breakthrough innovations at Sirna and in-licensing activities.

     * Raised $25.5 million in cash ($18.7 million from a private investment from new shareholders in May and $6.8 million through the exercise of warrants from existing shareholders in December).

ABOUT SIRNA THERAPEUTICS

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age- related macular degeneration (AMD), Huntington's disease, diabetes, asthma, oncology, and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly, Targeted Genetics and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/ .


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Statements in this press release which are not strictly historical are
"forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, there is a very significant risk that promising pre-clinical results cannot be reproduced in the clinic. Furthermore, Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


CONTACT: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc., +1.303.449.6500

         Gregory Tiberend, The Ruth Group, +1.646.536.7005

                            SIRNA THERAPEUTICS, INC.
                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                                    December 31,        December 31,
                                                        2004               2003
Assets
  Cash, cash equivalents and
   securities available-for-sale                      $36,083            $36,624

  Accounts receivable                                      66                156

  Equipment & leasehold
   improvements, net                                    2,507              3,402

  Other assets, net                                     2,901              2,502
Total assets                                          $41,557            $42,684

Liabilities and stockholders' equity
  Current liabilities                                 $ 6,855            $ 4,042
  Long-term liabilities, long-term debt &
   convertible debt                                       375              3,868
  Stockholders' equity                                 34,327             34,774

Total liabilities & stockholders' equity              $41,557            $42,684

                            SIRNA THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                            Three months ended                         Twelve months ended
                                                December 31,                                December 31,
                                         2004                  2003                  2004                  2003

Total revenues                       $        691          $        420          $      1,547          $      4,175

Expenses
  Cost of goods sold                          129                    --                   129                    --
  Research and development                  5,913                 5,059                21,800                23,460
  General and
   administrative                           1,686                 1,517                 6,740                 5,005
  Write-off of acquired
   in-process R&D                           1,883                    --                 1,883                    --
  Write-off of patent costs                    --                    --                    --                 5,344
Total expenses                              9,611                 6,576                30,552                33,809

Operating loss                             (8,920)               (6,156)              (29,005)              (29,634)

Other income (expense)
  Interest income, net                         61                     9                   148                     2
  Equity in loss of
   unconsolidated affiliate                    --                     1                    --                  (209)
Total other income (expense)                   61                    10                   148                  (207)

Net loss                                   (8,859)               (6,146)              (28,857)              (29,841)

Accretion of dividends on
 preferred stock                               --                    --                    --                   562

Net loss applicable to
 common stock                        $     (8,859)         $     (6,146)         $    (28,857)         $    (30,403)

Net loss per share
 (basic and diluted)                 $      (0.23)         $      (0.19)         $      (0.81)         $      (1.31)

Shares used in computing
 net loss per share                    38,209,069            31,638,625            35,795,069            23,278,591


SOURCE  Sirna Therapeutics, Inc.
-0-     02/18/2005
/CONTACT:  Martin E. Schmieg, Sr. Vice President & CFO of Sirna
Therapeutics, Inc., +1-303-449-6500; or Gregory Tiberend of The Ruth Group, +1-646-536-7005, for Sirna Therapeutics, Inc./
/Web site:  http://www.sirna.com /
(RNAI)